                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12

                              WEST COAST BANCORP
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                    [LOGO]

                               WEST COAST BANCORP
                        5335 SW MEADOWS ROAD, SUITE 201
                           LAKE OSWEGO, OREGON  97305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1995

To the Shareholders of West Coast Bancorp:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of West Coast Bancorp (the "Company") will be held at the Crown Plaza Holiday Inn, located at 14811 Kruse Oaks Drive, Lake Oswego, Oregon, on Friday, May 12, 1995, at 2:00 p.m. for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four (4) Directors for a term of three years or until their successors have been elected and qualified.

         2.      DIRECTOR STOCK OPTION PLAN.  To adopt a Director Stock Option
                 Plan.

         3. WHATEVER OTHER BUSINESS may properly come before the Annual Meeting or any adjournments thereof.

         Only those shareholders of record at the close of business on March 31, 1995, shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

         Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. Your continued interest as a shareholder in the affairs of the Company, its growth and development, is genuinely appreciated by the directors, officers and personnel who serve you.

April  7, 1995                    BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ CORA A. HALLAUER
                                           -------------------------------
                                           Cora A. Hallauer, Secretary



                            YOUR VOTE IS IMPORTANT

   Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy card and return it in the enclosed postage prepaid envelope. Retention of the Proxy is not necessary for admission to the Annual Meeting.

                                    [LOGO]

                               WEST COAST BANCORP
                        5335 SW MEADOWS ROAD, SUITE 201
                           LAKE OSWEGO, OREGON  97305
                                 (503) 624-5864

                                PROXY STATEMENT

         This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 7, 1995, for use in connection with the Annual Meeting of Shareholders of West Coast Bancorp (the "Company") to be held on Friday, May 12, 1995. Only those shareholders of record at the close of business on March 31, 1995, shall be entitled to vote. The number of shares of the Company's no par value common stock (the "Common Stock"), outstanding and entitled to vote at the Annual Shareholders' Meeting is 4,365,171.

         As you are aware, the recent merger of West Coast Bancorp Newport, Oregon ("WCB") and Commercial Bancorp, Salem, Oregon ("Commercial") was completed on February 28, 1995 (the "Merger"). In addition, on March 30, 1995, the Company successfully completed the acquisition of Great Western Bank,
Dallas, Oregon ("GWB").   Accordingly, the Annual Meeting is being held in May
this year to allow all shareholders of the Company (which include former shareholders of WCB and GWB) to participate in the Annual Meeting. In that regard, where appropriate, certain sections of the Proxy Statement (such as sections relating to the Board of Directors and Management of the Company) reflect information with respect to the combined company resulting from the Merger.

         The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company and its bank subsidiaries, The Commercial Bank ("CB"), The Bank of Newport ("BN") and Valley Commercial Bank ("VB") (collectively, the "Subsidiary Banks"). Solicitation may be made by use of the mails, by telephone, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

         If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy FOR the four nominees listed in this Proxy Statement and FOR the Director Stock Option Plan, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to the Company in writing, by a subsequently dated proxy, or at the Meeting prior to the taking of the shareholder vote. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the specifications in the Proxy. Shareholders have one vote for each share of Common Stock held, including the election of directors. Shareholders are not entitled to cumulate their votes in the election of directors.

                            BUSINESS OF THE MEETING

         There are two matters being presented for consideration by the shareholders at the Annual Meeting.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

GENERAL

         The Company's Restated Articles of Incorporation ("Articles") provide that the number of directors must fall within a range of 8 and 20, the exact number to be determined by an affirmative vote of 75% of the directors then in office. The Articles also provide that the Board of Directors may fill vacancies created on the Board, provided that the number of directors shall at no time exceed 20.

         Directors are elected for a term of three years and until their successors have been elected and qualified. The Company's Articles require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. In accordance with this requirement, and as provided in the Merger Agreement between the Company and WCB, the Board of Directors has nominated Messrs. Lester D. Green, Long, Ouderkirk and Putnam for election as directors for three-year terms to expire in 1998. If either Messrs. Green, Long, Ouderkirk or Putnam should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

         Other nominations, if any, may be made only in accordance with the prior notice provisions contained in the Bylaws of the Company.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

         The following tables set forth certain information with respect to the nominees for director and for directors whose terms continue. The table includes their ages, their principal occupations during the past five years, and the year first elected or appointed a director of the Company. The table also indicates the number of shares of Common Stock beneficially owned by each individual on March 31, 1995 and the percentage of Common Stock outstanding on that date that the individual's holdings represented. However, where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

                                                                                           SHARES AND
                                                                                          PERCENTAGE OF
                                                                                          COMMON STOCK
                                                     PRINCIPAL OCCUPATION                 BENEFICIALLY
               NAME, AGE AND                          OF DIRECTOR DURING                   OWNED AS OF
             TENURE AS DIRECTOR                        LAST FIVE YEARS                   MARCH  31, 1995
             ------------------                        ---------------                   ---------------
                                                                                             (1)(2)
                            NOMINEES FOR DIRECTOR FOR THREE YEAR TERM EXPIRING 1998
                            -------------------------------------------------------

 Lester D. Green, 69                         Property Manager of Mission                  32,334 (3)
 (Chairman of the Board)                     Properties; director of CB
   Since  1982

 Jack E. Long, 56                            Owner/Manager, J&L Nursery Co.,               5,198
   Since 1990                                Inc.; director of CB

 J. F. Ouderkirk, 44                         Attorney, Partner of Richardson,             13,258
   Since 1995                                Ouderkirk and Hollen; director of
                                             BN

 Gary D. Putnam, 50                          President, Pacific Drilling  Supply           2,880
   (Vice Chairman of the                     Inc.; former Chairman, President
   Board)                                    and CEO of WCB; former Executive VP
   Since 1995                                Far West Federal Bank, S.B.;
                                             director of BN

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES TO BE ELECTED AS DIRECTORS.

                                                                                           SHARES AND
                                                                                          PERCENTAGE OF
                                                                                          COMMON STOCK
                                                     PRINCIPAL OCCUPATION                 BENEFICIALLY
               NAME, AGE AND                          OF DIRECTOR DURING                   OWNED AS OF
             TENURE AS DIRECTOR                        LAST FIVE YEARS                   MARCH  31, 1995
             ------------------                        ---------------                   ---------------
                                                                                             (1)(2)
                                     DIRECTORS WITH  TERM EXPIRING IN 1996
                                     -------------------------------------

 Victor L. Bartruff, 47                      Co-President and Co-CEO; President          31,854
   Since 1995                                and CEO of BN;  former district
                                             manager of U.S. National Bank of
                                             Oregon; director of BN

 Rodney B. Tibbatts, 55                      Co-President and Co-CEO;  former            21,734 (3)
   Since 1990                                Sr. VP Regional Manager, Key Bank
                                             of Oregon; director of CB

 Chester C. Clark, 74                        Chairman and retired owner/operator         42,583 (3)
   Since 1995                                of Alsea Veneer, Inc; director of
                                             BN

 Robert D. Morrison, 63                      First Vice President, Financial             13,217
   Since  1982                               Consultant, Smith Barney , Inc.;
                                             director of CB

 William B. Loch, 61                         President of Capital City                   11,424
   Since 1982                                Companies, Inc.; director of CB

                                                                                           SHARES AND
                                                                                          PERCENTAGE OF
                                                                                          COMMON STOCK
                                                     PRINCIPAL OCCUPATION                 BENEFICIALLY
               NAME, AGE AND                          OF DIRECTOR DURING                   OWNED AS OF
             TENURE AS DIRECTOR                        LAST FIVE YEARS                   MARCH  31, 1995
             ------------------                        ---------------                   ---------------
                                                                                             (1)(2)
                                     DIRECTORS WITH TERM EXPIRING IN 1997
                                     ------------------------------------

 Lloyd D. Ankeny, 57                         Owner, Landmark Development                32,912
   Since 1995                                Corporation; director of BN

 Iral D. Barrett, 61                         Retired; formerly Chairman Supra           10,181
   Since 1982                                Products, Inc.; director of CB

 Phillip G. Bateman, 54                      Partner, Bateman Funeral Homes,            16,299
   Since 1995                                Central Coast Crematorium and
                                             Chelan Abbey Mausoleum and
                                             Columbarium; director of BN

 Stanley M. Green, 73                        Animation Director Tolco                  116,360 (3)
   Since 1995                                Productions, Inc.; formerly                (2.7%)
                                             Animation Artist with Walt Disney;
                                             director of BN

 C. Douglas McGregor, 56                     Chairman, Access Long Distance;               634
   Since  1994                               formerly EVP with First Interstate
                                             Bank of Oregon, N.A.; director of
                                             CB
- -----------------------------------


(1) Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2) Share amounts include stock options which are exercisable within 60 days as follows: Lloyd D. Ankeny, 2,261 shares; Victor L. Bartruff, 21,885 shares; Phillip G. Bateman, 3,132 shares; Chester C. Clark, 3,132 shares; Stanley M. Green, 2,261 shares; Edgar B. Martin, 11,110 shares; J. F. Ouderkirk, 3,355 shares; Gary D. Putnam, 1,560 shares; Rodney B. Tibbatts, 18,920 shares.

(3) Share amounts include shares owned by the spouses of Lester D. Green (5,914), Stanley M. Green (37,596), William B. Loch (783), and Rodney
         B. Tibbatts (2,814), each of whom disclaims any beneficial ownership of the shares.

        INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The following sets forth information concerning the Board of Directors and Committees of Commercial and CB during the fiscal year ended 1994.

BOARD OF DIRECTORS

         Commercial held eleven (11) Board meetings in 1994. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of Commercial have established an Audit Committee and the Board of Directors of CB have established an Audit Committee and Compensation Committee. When the need arose the full Board served as the Nominating Committee.

         Audit Committee. The main function of the Audit and Examination Committee ("Audit Committee") includes reviewing the plan, scope, and audit results of the independent auditors, as well as reviewing and approving the services of the independent auditors. The Audit Committee reviews or causes to be reviewed the reports of bank regulatory authorities and reports its conclusions to the Board of Directors. The Audit Committee also reviews procedures with respect to Commercial's books and records and its business practices, and reviews the adequacy and implementation of the internal
auditing, accounting and financial controls.   The Committee held two (2)
meetings during the year. For fiscal 1994, members of the Audit Committee consisted of Messrs. Morrison, (Chairperson), Golden, Grove, Pauls, Weil and Mrs. Neilsen.

         Compensation Committee. The Compensation Committee met twice for the purpose of reviewing Mr. Tibbatts' salary and incentive compensation and for reviewing and recommending to the full Board stock option grants for executive officers. The Compensation Committee consisted of Mrs. Peterson, (Chairperson), Messrs. Barrett, Bragg, and Weil. Mr. Tibbatts did not participate in the Board's action on his compensation. Commercial does not have a standing compensation committee. Other than the Chief Executive Officer, all other executive officers were paid salary and bonus compensation by each respective bank. During 1994, Commercial's Board of Directors appointed an ad hoc compensation committee.

COMPENSATION OF DIRECTORS

         Except for a fee paid to the Chairman of the Board of Commercial, no fees were paid to directors of Commercial other than as directors of CB and VB. Each non-employee director of CB received a fee of $650 per month. Lester D. Green, the Chairman of the Board of Commercial received $325 and Jack E. Long, the Chairman of the Board of CB, received $325 per month for their additional responsibilities. Messrs. Weil and Tibbatts each received $125 per month as a
director of VB.   During 1994, Commercial, CB and VB's officers who also served as directors received no additional fees. Effective October 1, 1994, these director fees were increased to $750 per month, with the Chairman of the Board receiving $1,000 per month, and each committee member receiving $100 per committee meeting attended (other than special Loan and Investment Committee meetings held immediately prior to the regular board meeting).

         Taking into account the advice of an independent consultant, the Board has revised their fees for the Company for 1995 as follows:

         WCB. The Chairman of the Board and the Chairman of the Executive Committee will each receive an annual retainer of $12,000; each committee Chairperson and each Director will receive an annual retainer of $10,000; and each committee member will receive a fee of $200 for each meeting attended.

         In addition, the independent consultant has recommended the following fees:

         CB. The Chairman of the Board will receive an annual retainer of $9,600; each committee Chairperson and each Director will receive an annual retainer of $8,000; and each committee member will receive a fee of $100 for each meeting attended.

         BN. The Chairman of the Board will receive an annual retainer of $7,600; each committee Chairperson and each Director will receive an annual retainer of $6,300; and each committee member will receive a fee of $100 for each meeting attended.

         VB. The Chairman of the Board will receive an annual retainer of $1,300; each committee Chairperson and each Director will receive an annual retainer of $1,100; and each committee member will receive a fee of $50 for each meeting attended.

COMMITTEES OF THE COMPANY

         Transition Compensation Committe. In accordance with the Merger Agreement, a Transition Compensation Committee was appointed to consider and recommend on an advisory basis regarding matters relating to director and senior officer compensation and benefits. In addition to proposing the form of employment and severance agreements for certain key executives and employees, the committee's function is to review the existing plans, arrangements and agreements for directors and certain other employees' compensation and benefits and to recommend for adoption by the Board of Directors (subject to shareholder approval, if applicable), appropriate forms of director and senior officer compensation and benefit plans. The Transition Compensation Committee members consist of Messrs. Ankeny, Clark, McGregor and Morrison.

         Executive Committee. In accordance with the Merger Agreement and the Bylaws of the Company, the Board of Directors appointed an Executive Committee. The main function of the Executive Committee is to establish the agenda for the Company's Board of Directors meeting, to receive reports from the Executive Officers regarding their activities and the implementation of the Company's business plan, and to ensure the Company's strategic planning process is being followed. For the fiscal year 1995, the members of the Executive Committee are Messrs. Putnam (Chairman), Bartruff, Lester D. Green, Long, Ouderkirk and Tibbatts.

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of certain information concerning compensation awarded to or paid by Commercial and WCB for services rendered in all capacities, during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of Commercial and WCB, whose total compensation during the last fiscal year exceeded $100,000. In the case of Mr. Bartruff, amounts shown were paid by WCB and/or BN. It should also be noted that the Company has retained an independent consultant to review its existing employee and director compensation plans and to recommend any appropriate changes or additions. This review is currently in process.



                                                                                             Long Term
                                                                                            Compensation
                                                       Annual Compensation              -------------------
                                             ---------------------------------------     Awards     Payouts
                                                                        Other Annual    -------     -------     All Other
             Name and                         Salary         Bonus      Compensation    Options      LTIP      Compensation
        Principal Position         Year         (1)           (2)            (3)          (4)       Payouts       (5)(6)
        ------------------         ----      ---------     --------     ------------    -------     -------   ------------

    Rodney B. Tibbatts             1994       $121,008     $ 60,000                       8.500       0           $ 23,930
     Co-President and Co-Chief     1993        117,404       30,000                       7,700       0             18,973
   Executive Officer               1992        101,482       15,000                       6,600       0              3,410

   Victor L. Bartruff              1994       $108,000     $ 50,000                       1,800       0           $  9,564
     Co-President and Co-Chief     1993        100,000       40,000                      14,520       0              7,965
   Executive Officer;              1992           --           --                          --         -               --
     President and Chief                                                                    (7)                       (8)
     Executive Officer of BN

   Edgar B. Martin                 1994       $110,201     $ 36,366                       6,500       0           $ 22,675
     President and Chief           1993        101,200       32,384                       5,500       0             14,540
     Executive Officer-CB          1992         90,800       20,160                       3,300       0                166


(1) In addition to salary, includes amounts contributed by executive officer to Commercial's 401(k) Employee Savings Plan and Trust, auto allowance, if any, and any fees paid as a director for participation in Board and committee meetings.

(2) Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to Commercial of providing such benefits to any individual executive officer during the year ended December 31, 1994 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.

(5) Includes premium cost of life insurance paid on behalf of Mr. Tibbatts in the amount of $3,410 in 1994, 1993 and 1992 and $166 paid on behalf of Mr. Martin for 1994.

(6) Includes 401(k) Plan contributions paid by Commercial on behalf of Messrs. Tibbatts and Martin in the amounts of $20,520 and $22,509, respectively for 1994 and $15,563 and $14,374, respectively for 1993.

(7) The number of options listed have been adjusted to reflect the exchange ratio of .60 shares of Common Stock for each share of WCB common stock.

(8) Includes WCB 401(k) Plan contributions paid by WCB on behalf of Mr. Bartruff in the amount of $4,740 and $4,018 and life insurance premiums in the amount of $4,824 and $3,947 for the years ended 1994 and 1993, respectively.

STOCK OPTIONS

         The following table sets forth certain information concerning individual grants of stock options pursuant to stock option plans awarded to the named executive officers during the year ended December 31, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                 Potential Realizable Value
                                                                                   at Assume Annual Rates
                                                                                 of Stock Price Appreciation
                              Individual Grants                                      for Option Term(3)
- ----------------------------------------------------------------------------     ---------------------------
                                    % of Total
                                      Options
                                      Granted
                         Options        to           Exercise     Expiration
        Name             Granted     Employees         Price         Date              5%              10%
        ----             -------     ---------       --------     ----------           --              ---
 Rodney B. Tibbatts        8,500      21.46%          $15.375      11-16-04          $82,189        $189,983
                            (1)                        (2)

  Victor L. Bartruff       1,800       4.55%          $13.75       07-25-04          $15,565         $39,445
                            (4)                        (4)                             (4)             (4)

  Edgar B. Martin          6,500      16.41%          $15.375      11-16-04          $62,850        $145,280
                            (1)                        (2)


(1) The stock options are not exercisable as to any of the shares until November 17, 1995.

(2) The option exercise price may be paid in cash or by surrender for cancellation of shares Common Stock owned by the executive officer or a combination of the foregoing.

(3) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term based upon the assumed compounded rates of appreciation in the value of Common Stock as specified in the table over the term of the options. These amounts do not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability.

(4) The number of options listed, the exercise price and the potential realizable value have been adjusted to reflect the exchange ratio of .60 shares of Common Stock for each share of WCB common stock. These options were granted under the WCB stock option plan and vest over a period of 50 equal monthly installments.

         The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the named executive officers during the year ended December 31, 1994 and stock options held at year end.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES


                                                                  Number of                         Value of
                                                                 Unexercised                 Unexercised Options at
                             Shares                          Options at Year End                    Year End
                          Acquired on       Value       -----------------------------     -----------------------------
          Name              Exercise       Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
          ----            -----------      --------     -----------     -------------     -----------     -------------
   Rodney B. Tibbatts          --             --           18,920            8,500          $42,465             --
                                                            (1)              (1)              (2)

   Victor L. Bartruff          --             --           18,184           12,655         $131,400          $48,775
                                                            (3)              (3)              (3)              (3)
   Edgar B. Martin             --             --           11,110            6,500          $21,720             --
                                                            (1)              (1)              (2)


(1) The stock options identified as unexercisable all become exercisable on November 17, 1995.

(2) On December 31, 1994, the closing price of Common Stock was $14.50. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(3) The number of options listed and the value of unexercised options have been adjusted to reflect the exchange ratio of .60 shares of Common Stock for each share of WCB common stock. These options were granted under the WCB stock option plan and vest over a period of 50 equal monthly installments. The closing price of WCB common stock at December 31, 1994 was $13.75 (converted by .60 for the stock exchange).


EMPLOYMENT AND SALARY CONTINUATION AGREEMENTS

         Employment Agreements. Prior to completion of the Merger and pursuant to the Merger Agreement, Commercial entered into executive employment agreements with Rodney B. Tibbatts and Cora A. Hallauer (Corporate Secretary), and WCB entered into executive employment agreements with Victor L. Bartruff and Donald A. Kalkofen (Chief Financial Officer). The employment agreements, which were conditioned upon consummation of the Merger, have been assumed by the Company and replaced any employment or severance agreements to which such executives were parties.

         Each executive employment agreement provides that the executive officer will hold such office through December 31, 1996. In addition to their base salary, the executive officers are eligible to receive bonuses and such other benefits as may be determined by the Company.

         If an executive's employment is terminated prior to December 31, 1996, without cause (as defined) or terminated by the executive for good reason (as defined), the executive is entitled to continuing compensation through December 31, 1996. The employment agreements also provide that the executives are entitled to receive a salary continuation payment if their employment is terminated without cause or if employment is terminated by the executive for good reason, following a change in control (as defined), which occurs prior to December 31, 1996, or which results from a definitive agreement in effect at or prior to December 31, 1996. The amount of the salary continuation payment is based on the executive's salary at the date of termination and most recent bonus and would be paid in a lump sum for a period of 24 months following the triggering event for the co-chief executive officers, or for a period of 18 months for the other executives, in each case, less any period of continued employment of such executive by the Company following such triggering event during the applicable salary continuation period.

         Salary Continuation Agreement.   Prior to completion of the Merger and
pursuant to the Merger Agreement, CB and BN entered into salary continuation agreements with certain officers. Each salary continuation agreement was conditioned upon consummation of the Merger and replaced any salary continuation or severance agreements previously in place. Under the salary continuation agreements, the officers are entitled to receive a salary continuation payment in the event their employment for good reason (as defined) prior to or in the event the officers elect to terminate their employment for good reason (as defined) prior to February 28, 1996, (or December 31, 1996 in the case of one officer). In the event of a change in control (as defined) of the Company occurring either on or before June 30, 1996, or pursuant to a definitive agreement executed by that date, the officers would be entitled to receive a payment in the event of termination without cause or termination by the officer for good reason occurring prior to the anniversary date of the change in control (or December 31, 1996 in the case of one officer). In either such event, the salary continuation payment would be based on the officer's current salary as of the date of termination plus a prorated amount reflecting the officer's most recently received bonus or incentive compensation and would be payable in a lump sum.

DEFERRED COMPENSATION PLAN

         In December of 1994, CB approved a non-qualified Deferred Compensation Plan for Edgar B. Martin which provides that at age 65, Mr. Martin will be eligible to receive a retirement benefit of $250,000. The deferred plan was approved by the Board to compensate Mr. Martin for the short-fall which he would have otherwise received as a participant in CB's Defined Benefit Plan which was terminated on December 31, 1992. It is expected the deferred plan will be funded by an insurance contract, for which premiums will be paid on an annual basis.

INCENTIVE COMPENSATION PLAN

         The Subsidiary Banks have each adopted an Incentive Compensation Plan ("ICP"), for persons who generally are eligible to receive benefits. Under the ICP, participants receive additional compensation based on the Company's respective bank's level of profitability.

PROFIT SHARING PLAN

         The Company currently maintains the Commercial 401(k) and the WCB 401(k) profit sharing plans which were in place at the time of the Merger, each of which are qualified for special tax treatment under Section 401(k) of the Internal Revenue Code. Under the Commercial profit sharing plan ("Commercial 401(k)"), eligible employees (including executive officers) are permitted to make elective contributions by salary deductions for a portion of their compensation. The Company will match 25 percent of an employee's elective contribution up to a contribution level of six percent of the participant's compensation. The Company will also make a basic annual contribution of $100 per eligible employee and may also make additional profit sharing contributions in the discretion of the Board of Directors.

         Employee elective contributions in the Commercial 401(k) is 100 percent vested at all times. Matching contributions under the plan vest on a schedule of 40 percent after two years and 20 percent per year after each of the next three years, becoming fully vested in five years.

         Under WCB's profit sharing plan ("WCB 401(k)"), WCB matches 50 percent of an employee's contribution into the plan, up to a maximum of 6 percent of the employee's annual salary. In addition, the WCB provides for employer annual discretionary contributions to the plan. Employee elective contributions in the WCB 401(k) is 100 percent vested at all times. Employer contributions have a seven year vesting schedule, beginning in the third year and vesting 20% each year thereafter.

         As a result of the tax qualification of the 401(k) plans, employees are not subject to federal income taxation on either employee elective contributions or any employer contributions until those amounts are distributed from the plan, although the Company continues to receive a compensation expense deduction for compensation paid. However, such contributions are subject to restrictions on withdrawal. Employees may select from several investment vehicles for their elective contributions.

         In accordance with the terms of the Merger Agreement, the Company will, within 12 months of the Merger, adopt a profit sharing plan which will incorporate all employees under one plan.

                        REPORT ON EXECUTIVE COMPENSATION

         The following is a report of the non-employee members of the Board of Directors and the Administration and Personnel Committee of CB (the "Committee") who are responsible for establishing and administering the Company's Executive Compensation Program. The following report (and members thereof) is specific to matters relating to compensation during the fiscal year 1994. Although members who comprise the Committee may change, the Company intends to utilize the same philosophy and objectives in the coming years as has previously been used to determine compensation for its executive officers.

         Compensation Philosophy and Objectives.   The philosophy underlying the
         development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

         * Establish compensation plans which deliver pay commensurate with the Company's performance, as measured by operating, financial and strategic objectives,

         * Provide significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners rather than just as employees,

         * Reward of executives if shareholders receive an above-average return on their investment over the long-term.

         The objective for computing executive base salaries is to structure salaries that are competitive within the marketplace. The Incentive Bonus Agreement or Incentive Compensation Plan, if any, is the vehicle by which executives can earn additional compensation depending on individual and Company performance relative to certain annual objectives. The Company objectives are a combination of operating, financial and strategic goals (such as loan and deposit levels, asset quality, earnings per share, operating income, etc.) that are considered to be critical to the Company's fundamental goal - building shareholder value.

         The Company's long-term incentive program consists of the 1991 Combined Incentive and Non-Qualified Stock Option Plan. Annual grants are considered at the then value of the Company's Common Stock, thereby providing an additional incentive for executives to build shareholder value. Options granted under the Stock Option Plans have a term of 10 years and vest over a one-year period. Executives receive value from these Plans if strategic goals are achieved and the Company's Common Stock appreciates over the long-term.

         Company Performance and Compensation.   During 1994, the Company met or
exceeded it's strategic, operating and financial goals of loan and deposit growth, asset quality, earnings per share, and operating income. Operating income was above the original target for the year by 1.0%. Considering these accomplishments, which were not specifically weighted, the Board awarded the Company's CEO, Rodney B. Tibbatts, an incentive bonus of $60,000.00, the maximum award available to him under his Incentive Bonus Agreement. In addition, the Committee awarded Mr. Martin $36,366 under the ICP. The Board increased Mr. Tibbatts base salary by approximately 8.69%. Similarly, Mr. Martin received a base salary increase of 4.6% which positioned him near the median for a competitor group of banking companies.

         As an incentive for future performance and because the Company's return on assets was at the 86th percentile as of June 30, 1994 when compared to its peer group of financial institutions in the 12th Federal Reserve District, the Board granted Mr. Tibbatts and Mr. Martin stock options for 8,500 and 6,500 shares, respectively. These awards provide incentive for Mr. Tibbatts and Mr. Martin to continue to build shareholder value over the long term. In making these awards, the Board did not consider prior grants of stock options.

    1994                                              1994
COMMERCIAL                                 ADMINISTRATION & PERSONNEL
BOARD OF DIRECTORS                         COMMITTEE, COMMERCIAL BANK
Lester D. Green, Chairman                  Jack E. Long, Chairman
Iral D. Barrett                            C. Douglas McGregor
Thomas C. Golden                           Robert D. Morrison
William B. Loch                            Christine Neilsen
Jack E. Long                               Anna M. Peterson
Robert D. Morrison
J. H. Pauls
Anna M. Peterson
C. Douglas McGregor
Michael J. Bragg
Christine H. Neilsen
David C. Grove
Forrest A. Weil


            PROPOSAL NO. 2 - ADOPTION OF DIRECTOR STOCK OPTION PLAN


         The Board believes that a stock option plan for directors is desirable to help attract and retain the best available persons to serve as directors of the Company. Accordingly, a Director Stock Option Plan (the "Plan") was adopted by the Board of Directors on March 28, 1995, subject to shareholder approval. The Plan authorizes the Board or a committee of the Board to grant stock options to directors of the Company or its subsidiaries. Grants under the Plan, which will be made on May 12, 1995 to non-employee directors only, have been determined pursuant to a pre-approved schedule, as more fully discussed below, and as set forth in the attached Appendix A.

         Director stock option plans have been in place in numerous companies (including bank holding companies) for years. Given the time and effort directors need to invest to be effective in today's regulatory environment (not even considering the potential personal liability risks involved), the Board believes that an economic incentive tied to the long-term performance of the Company is appropriate. In view of the practical limitations on a community banking organization's ability to pay substantial directors fees, the Board feels this is a fair means of incenting and rewarding directors for their performance and the success of the Company and its subsidiaries. Your Board believes that it is important that directors approach their role from the same perspective as the owners of the Company, i.e., the shareholders. The Board feels that the concept of relating a significant portion of director compensation to the Company's long-term performance is in the best interest of the Company and its shareholders.

         The following briefly summarizes certain key features of the Plan, a copy of which is available for inspection at the Company upon request.

GENERAL

         The Plan authorizes the Board of Directors (or a committee of the Board) to administer the Plan and to grant nonqualified stock options to directors of the Company. Pursuant to the Schedule (see Appendix A), each non-employee director of the Company and its Subsidiary Banks will automatically receive, beginning on May 12, 1995, and annually thereafter, an option to purchase shares of Common Stock of the Company. The Plan provides that the exercise price of options granted under the Plan must be not less than the greater of book value or market value at the time of grant. All options granted under the Plan will expire not more than ten years from the date of grant. Up to 200,000 shares of the Company's Common Stock may be optioned and issued under the Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company.

TERMINATION/AMENDMENT OF PLAN

         The Board of Directors has the authority to terminate the Plan at any time. The Plan may subsequently be amended by the Board of Directors without shareholder approval, except that no such amendment may increase the number of shares of Common Stock that may be issued pursuant to the Plan.

FEDERAL TAX TREATMENT

         While no taxable income is recognized upon the grant of a nonqualified stock option, recipients may generally recognize ordinary income equal to the fair market value of the shares on the exercise date over the exercise price. That income would be a deductible compensation expense for the Company.


         IN ORDER FOR THE PLAN TO BE ADOPTED, THE PROPOSAL MUST BE APPROVED BY SHAREHOLDERS OWNING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED PLAN.

                            STOCK PERFORMANCE GRAPH

         The following chart compares the yearly percentage change in the cumulative shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1994, with (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1989, in the Company's Common Stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends. Prior to March, 1990, the Company's stock was not quoted on NASDAQ and was traded locally in the over-the-counter market. For purposes of computing return information for that period, an average of quarterly high and low prices has been used.


      Source           12/31/89    12/31/90    12/31/91    12/31/92    12/31/93    12/31/94
- --------------------------------------------------------------------------------------------
West Coast Bancorp        100        91.3        113.1       202.8       211.0       214.1
- --------------------------------------------------------------------------------------------
NASDAQ U.S. Market        100        84.9        136.3       158.6       180.9       176.9
- --------------------------------------------------------------------------------------------
NASDAQ Bank Stocks        100        73.2        120.2       174.9       199.3       198.7
- --------------------------------------------------------------------------------------------


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides information concerning the non-director executive officers named in the compensation table and all executive officers and directors of the Company as a group. The Company is not aware of any person who at March 31, 1995 beneficially owned more than five percent of it's outstanding Common Stock.


             NAME, ADDRESS AND                      AMOUNT AND NATURE                 PERCENT OF CLASS
             RELATIONSHIP WITH                        OF BENEFICIAL                     BENEFICIALLY
                THE COMPANY                             OWNERSHIP                          OWNED
                -----------                             ---------                          -----
 Edgar B. Martin                                         14,461                              *
 President and CEO of CB
 301 Church Street N.E.
 P. O. Box 1012
 Salem, OR 93708
                                                        375,400 (1)                         8.6%
 All directors and executive officers as
 a group (17 persons)

 *       Represents less than one percent

(1) Includes 76,097 shares which could be acquired within 60 days through the exercise of stock options by directors and executive officers as a group.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following table sets forth information with respect to the executive officers who are not directors or nominees for director of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

                                               Age as of
                 Name                        March 31 1995        Position
                 ----                        -------------        --------
           Edgar B. Martin                         55             President of CB; employed since 1973

           Cora A. Hallauer                        55             Senior Vice President and Secretary;
                                                                  employed since 1972

           Donald A. Kalkofen                      31             Senior Vice President and Chief
                                                                  Financial Officer; employed since 1992


                          TRANSACTIONS WITH MANAGEMENT

         Various of the directors and officers of the Company, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Subsidiary Banks during 1994 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectibility nor present other unfavorable features.

               COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company's Securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

         Based solely upon the Company's review of the copies of the filings which it received with respect to the fiscal year ended December 31, 1994, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

                                    AUDITORS

         Arthur Andersen, LLP, independent Certified Public Accountants, performed the audit of the consolidated financial statements for the Company and its wholly owned subsidiaries, The Commercial Bank and Valley Commercial Bank, for the year ended December 31, 1994. Representatives of Arthur Andersen, LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

                                 OTHER BUSINESS

         The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

         At the Meeting, management will report on the Company's business and shareholders will have the opportunity to ask questions.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 1996 Annual Shareholders' Meeting must be received by the Secretary of Bancorp prior to December 1, 1995, for inclusion in the 1996 Proxy Statement and form of proxy.

                         ANNUAL REPORT TO SHAREHOLDERS

         ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS. Written requests for the Form 10-K should be addressed to Cora A. Hallauer, Secretary to the Board of Directors of West Coast Bancorp, at P.O. Box 428; Salem, Oregon 97308-0428.


April  7, 1995                             BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/ CORA A. HALLAUER
                                           -----------------------------------
                                           Cora A. Hallauer, Secretary

PROXY                                                                   PROXY

                              WEST COAST BANCORP

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Rodney B. Tibbatts and Victor L. Bartruff, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Coast Bancorp, held of record by the undersigned on March 31, 1995, at the Annual Meeting of Shareholders to be held on May 12, 1995 or any adjournment of such Meeting.

        THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSITIONS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

                      PLEASE SIGN AND RETURN IMMEDIATELY

                (Continued and to be signed on reverse side.)





                              WEST COAST BANCORP
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


[                                                                             ]


1.  ELECTION OF DIRECTORS.                            For all                            3.  WHATEVER OTHER BUSINESS may properly be
    Nominees: Lester D. Green,           For   Withheld   Except nominees crossed out        brought before the Meeting or any
    Jack E. Long, J.F. Ouderkirk,        / /     / /       / /                               adjournment thereof.
    Gary D. Putman
                                                                                         Management knows of no other matters that
                                                                                         may properly be, or which are likely to be,
2.  DIRECTOR STOCK OPTION PLAN.          For   Against    Abstain                        brought before the Meeting. However, if any
    Approval of a Director Stock         / /     / /       / /                           other matters are properly presented at the
    Option Plan.                                                                         Meeting, this Proxy will be voted in
                                                                                         accordance with the recommendations of
                                                                                         management.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITIONS.
                                                                                         Dated: ____________________________, 1995

                                                                                         _________________________________________

                                                                                         _________________________________________
                                                                                         WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMIN-
                                                                                         ISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE
                                                                                         FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL
                                                                                         SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.


